Exhibit 10.16

Amendment to Transition Services Agreement

WHEREAS, Dennis Hom and Sagimet Biosciences Inc. (collectively, the “Parties”) entered into a Transition Services Agreement on April 4, 2023 (the “Transition Services Agreement”); and

WHEREAS, the Parties both wish to amend certain provisions of the Transition Services Agreement; and

WHEREAS, both Parties believe it is in their best interests and that they will both be better off if they modify the Transition Services Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree to the following:

1.	Section 1 of the Transition Services Agreement is superseded and replaced by the following:

You will continue to be employed, on a full-time basis, as the Company’s CFO until July 31, 2023 (the “CFO Transition Date”). Following the CFO Transition Date, you will be employed as a part-time employee of the Company providing transition services through September 15, 2023.

2.	Section 2 of the Transition Services Agreement is superseded and replaced by the following:

You will continue to be paid your current salary and receive your current benefits through the CFO Transition Date. Following the CFO Transition Date, you will be expected to work approximately 8 hours per week, and you will be paid $1,442.00 per week, less applicable deductions and withholdings. You will be paid on the Company’s regularly scheduled pay dates in accordance with the Company’s payroll practices. You will also be eligible for benefits that are available to part-time employees pursuant to the terms of the Company’s benefit plans, as well as any benefits that are required by applicable law. Subject to the Employee’s proper election to receive benefits under COBRA, the Company shall also pay to the group health plan provider or the COBRA provider the premiums to provide health insurance to Employee through the earlier of (i) September 30, 2023 or (ii) the date Employee is no longer eligible for COBRA. The Company reserves the right to terminate your employment prior to September 15, 2023. If the Company’s IPO closes and the Company terminates your employment after said IPO, but before September 15, 2023, then within seven (7) calendar days following the effective date of the release, you will receive a lump sum payment equivalent to the amount of money the Company would have paid you had you remained employed through September 15, 2023 so long as you satisfy the Release Requirement.

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IN WITNESS WHEREOF, the Parties have executed this Amendment to the Transition Services Agreement on the respective dates set forth below.

Dated: June 18, 2023	DENNIS HOM, an individual

/s/ Dennis Hom
Dennis Hom

Dated: June 18, 2023	SAGIMET BIOSCIENCES INC.

/s/ David Happel
David Happel
CEO